As Filed with the Securities and Exchange Commission on July 2, 2010.
Registration No. 333-166355

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-4
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STIFEL FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	43-1273600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 North Broadway
St. Louis, MO 63102
(314) 342-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
James M. Zemlyak
Senior Vice President, Chief Financial Officer and Treasurer
Stifel Financial Corp.
501 North Broadway
St. Louis, MO 63102
(314) 342-2000
Fax: (314) 342-2097
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert J. Endicott, Esq.
Todd M. Kaye, Esq.
Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, MO 63102
(314) 259-2000
Fax: (314) 259-2020
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount to be	Aggregate Offering	Aggregate Offering	Amount of
to be Registered	Registered	Price Per Share	Price	Registration Fee
Common Stock, par value $0.15 per share	823,216 shares(1)	(2)	(2)	(2)

(1)	Represents (i) up to 780,118 shares of the Registrant’s common stock that may be issued upon exchange, retraction or redemption of 5,719,341 exchangeable shares that have been issued by a subsidiary of the Registrant, TWP Acquisition Company (Canada), Inc. (“Canadian Sub”) or upon the liquidation, dissolution or winding up of Canadian Sub, (ii) up to 23,870 shares of common stock that may be issued upon exercise of stock options or vesting of restricted stock units held by individuals who were former employees of Thomas Weisel Partners Group, Inc. (“TWPG”) immediately prior to the completion of our merger with TWPG on July 1, 2010, and (iii) up to 19,228 shares of common stock that may be issued upon exercise of stock options or vesting of restricted stock units held by former directors of TWPG who did not become directors of the Registrant’s in connection with the completion the Registrant’s merger with TWPG on July 1, 2010. Also includes, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registrant’s Registration Statement on Form S-4 (Reg No. 333-166355), which registered a total of 6,461,088 shares of the Registrant’s common stock, par value $0.15 per share, including the 823,216 shares being registered hereby.

PROSPECTUS
STIFEL FINANCIAL CORP.
823,216 Shares
Common Stock
     This prospectus relates to (i) up to 780,118 shares of Common Stock of Stifel Financial Corp. that we may issue, from time to time, upon exchange, retraction or redemption of outstanding exchangeable shares (which we refer to as the “exchangeable shares”) of TWP Acquisition Company (Canada), Inc., an indirect Canadian subsidiary that we refer to in this prospectus as Canadian Sub, as well as certain liquidation or similar events involving Canadian Sub, (ii) up to 23,870 shares of our common stock that we may issue upon exercise of stock options or vesting of restricted stock units held by individuals who were former employees of Thomas Weisel Partners Group, Inc. (“TWPG”) immediately prior to the completion of our acquisition of TWPG on July 1, 2010 pursuant to an Agreement and Plan of Merger dated April 25, 2010, and (iii) up to 19,228 shares of common stock that we may issue upon exercise of stock options or vesting of restricted stock units held by former directors of TWPG.
     If all of the options fully vest and are exercised for cash, we would receive $2,234,434 of net proceeds from the exercise of such options, after deducting estimated offering expenses payable by us. We will not receive any cash proceeds with respect to the shares of our common stock offered by this prospectus issued either (i) in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Canadian Sub or any other distribution of Canadian Sub’s assets for the purpose of winding up its affairs, or (ii) upon the vesting of the restricted stock units described above. We are paying all expenses of registration incurred in connection with this offering.
     Our common stock is traded on the New York Stock Exchange (“NYSE”) and the Chicago Stock Exchange (“CSX”) under the symbol “SF.”
     You should read this prospectus and any applicable prospectus supplements, as well as the risks contained or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest in any of our securities.

     Investing in these securities involves certain risks. See “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 2, 2010.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not only assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless the context indicates otherwise, all references in this report to Stifel, the Company, us, we, or our include Stifel Financial Corp. and its direct and indirect subsidiaries.
Explanatory Note
     Thomas Weisel Partners Group, Inc. (“TWPG”), which became a wholly-owned subsidiary of ours on July 1, 2010, entered into an arrangement agreement, dated as of September 30, 2007 with TWP Acquisition Company (Canada), Inc., a Canadian subsidiary of TWPG, or Canadian Sub, Westwind Capital Corporation, or Westwind, and Lionel Conacher, as shareholders’ representative, pursuant to which TWPG indirectly acquired all of Westwind’s outstanding shares, with Westwind thereby becoming an indirect subsidiary of TWPG. The transaction was carried out pursuant to the arrangement agreement and the plan of arrangement under Section 182 of the Ontario Business Corporations Act, or the OBCA, referred to in the arrangement agreement. Under the plan of arrangement, Canadian Sub acquired all of the outstanding Westwind common shares and Class A common shares in exchange for an aggregate of $45,000,000 in cash and 7,009,112 shares of Thomas TWPG common stock (including exchangeable shares described below).
     Canadian Sub became a subsidiary of ours along with TWPG on July 1, 2010, and has outstanding a class of non-voting exchangeable shares, which we refer to as the “exchangeable shares” in this registration statement. Each exchangeable share is exchangeable for 0.1364 shares of our common stock and 0.1364 shares of our common stock will become issuable upon a redemption, retraction or exchange of each exchangeable share, or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding-up its affairs, in each case in accordance with the terms of the provisions governing the exchangeable shares.
     We hereby amend our registration statement on Form S-4 (No. 333-166355), as amended by Pre-Effective Amendment No. 1, which was declared effective on May 24, 2010 (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-3 (“Post-Effective Amendment No. 1”) relating to up to 823,216 shares of common stock to be issued upon (i) exchange, retraction or redemption of outstanding exchangeable shares of Canadian Sub or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding up its affairs, (ii) the exercise of stock options or vesting of restricted stock units held by individuals who were former employees of TWPG immediately prior to the completion of our acquisition of TWPG on July 1, 2010, and (iii) upon exercise of stock options or vesting of restricted stock units held by former directors of TWPG who did not become members of our Board of Directors in connection with the completion of our acquisition of TWPG on July 1, 2010. All such shares of common stock that were previously registered on the Form S-4 are being transferred to this Post-Effective Amendment No. 1.

i

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus supplement, our financial statements and the other information that is included in or incorporated by reference into this prospectus supplement before making a decision to invest in our common stock.
THE COMPANY
     We are a financial services holding company headquartered in St. Louis. We operate 310 offices in 43 states, the District of Columbia and two Canadian provinces, through our principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and our Canadian subsidiary, Thomas Weisel Partners Canada Inc., and three European offices through our subsidiary, Stifel Nicolaus Limited. With operations in two business segments, Global Wealth Management and Institutional Group (formerly Capital Markets), we provide securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities. Our subsidiary Stifel Bank & Trust, a Missouri retail and commercial bank, offers a full range of consumer and commercial lending solutions.
     The Global Wealth Management segment consists of two businesses, the private client group and Stifel Bank. The private client group includes branch offices and independent contractor offices of our broker-dealer subsidiaries located throughout the United States, primarily in the Midwest and Mid-Atlantic regions with a growing presence in the Northeast, Southeast and Western United States. These branches provide securities brokerage services, including the sale of equities, mutual funds, fixed income products, and insurance, as well as offering banking products to their private clients through Stifel Bank, which provides residential, consumer, and commercial lending, as well as FDIC-insured deposit accounts to customers of our broker-dealer subsidiaries and to the general public.
     The Institutional Group segment includes institutional sales and trading. It provides securities brokerage, trading, and research services to institutions with an emphasis on the sale of equity and fixed income products. This segment also includes the management of and participation in underwritings for both corporate and public finance (exclusive of sales credits, which are included in the Global Wealth Management segment), merger and acquisition, and financial advisory services.
     Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 25, 2010, among TWPG, PTAS, Inc., a Delaware corporation and a wholly-owned subsidiariy of us, and us, effective July 1, 2010, PTAS, Inc. was merged with and into TWPG, with TWPG becoming a wholly-owned subsidiary of us. Under the terms of the Merger Agreement, each outstanding share of common stock of TWPG was converted into the right to receive 0.1364 shares of our common stock. Each exchangeable share remained outstanding upon the effectiveness of the merger and became exchangeable for 0.1364 shares of our common stock and 0.1364 shares of our common stock will become issuable upon a redemption, retraction or exchange of each exchangeable share, or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding-up its affairs, in each case in accordance with the terms of the provisions governing the exchangeable shares. Upon the effectiveness of the merger, each TWPG restricted stock unit award was converted into the right to receive a number of shares of our common stock equal to the number of shares of TWPG common stock subject to such award multiplied by 0.1364. Upon the effectiveness of the merger, each TWPG stock option was converted into the right to acquire the number of shares of our common stock equal to the number of shares of TWPG common stock subject to such award multiplied by 0.1364.
     Additional information about Stifel and its subsidiaries is included in documents incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 23.
     Our principal executive offices are located at 501 North Broadway, St. Louis, Missouri, 63102 and our telephone number is (314) 342-2000. We maintain a website at www.stifel.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

THE OFFERING

Issuer	Stifel Financial Corp.

Securities Offered	Shares of our common stock

Listing	Our common stock currently trades on the NYSE and the CSX under the ticker symbol “SF.”

Use of Proceeds	We will not receive any cash proceeds with respect to the shares of our common stock offered by this prospectus issued either (i) in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Canadian Sub or any other distribution of Canadian Sub’s assets for the purpose of winding up its affairs, or (ii) upon the vesting of the restricted stock units offered hereby. If all of the options fully vest and are exercised for cash, we would receive $2,234,434 of net proceeds from the exercise of such options, after deducting estimated offering expenses payable by us. We expect to use any such net proceeds of the offering for general corporate purposes.

Income Tax Considerations	See “Income Tax Considerations” for a summary of certain material Canadian and U.S. federal income tax consequences relating to the exchangeable shares.

Risk Factors	Investing in our securities involves risks. See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered by us in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business. These forward-looking statements include, among other things, statements other than historical information or statements of current condition and may relate to our future plans and objectives and results, and also may include our belief regarding the effect of various legal proceedings, as set forth under “Legal Proceedings” in Part I, Item 3 of our Annual Report on Form 10-K, which is incorporated by reference herein. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those factors discussed in Item 1A, “Risk Factors”, as well as those factors discussed under “External Factors Impacting Our Business” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K, which is incorporated by reference herein.
     You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements include statements relating to:
•	our goals, intentions and expectations;

•	our business plans and growth strategies;

•	our ability to integrate and manage our acquired businesses;

•	estimates of our risks and future costs and benefits; and

•	forecasted demographic and economic trends relating to our industry.
     These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the documents incorporated by reference. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events, unless we are obligated to do so under federal securities laws.
RISK FACTORS
     An investment in our securities involves risks. We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus used in connection with an offering of our securities, before making an investment decision, including those risks identified under Item IA. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.
     Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

USE OF PROCEEDS
     We will not receive any cash proceeds with respect to the shares of our common stock offered by this prospectus issued either (i) in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Canadian Sub or any other distribution of Canadian Sub’s assets for the purpose of winding up its affairs, or (ii) upon the vesting of the restricted stock units offered hereby. The weighted average exercise price of the 43,098 shares of our common stock underlying the stock options registered hereby is $51.85. Accordingly, if all of the options fully vest and are exercised for cash, we would receive $2,234,434 of net proceeds from the exercise of such options, after deducting estimated offering expenses payable by us. We have not made any specific allocation of expenses relative to the offering of exchangeable shares, the restricted stock and the shares underlying the options. We expect to use any such net proceeds of the offering for general corporate purposes. We will retain broad discretion over the allocation of any net proceeds from this offering.
PLAN OF DISTRIBUTION
     We will issue the shares of our common stock covered by this prospectus only upon (i) exchange, retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Canadian Sub or any other distribution of Canadian Sub’s assets for the purpose of winding up its affairs, or (ii) upon the exercise of certain stock options or the vesting of certain restricted stock units. No broker, dealer or underwriter has been engaged in connection with these matters.
     We have included as exhibits to the registration statement of which this prospectus forms a part, the form of Plan of Arrangement (including Exchangeable Share Provisions), the Voting and Exchange Trust Agreement, Voting and Exchange Trust Supplement Agreement and Amended and Restated Support Agreement relating to the exchangeable shares, and the following descriptions of the exchangeable shares is qualified in its entirety by reference to those documents.
     Optional Retraction of Exchangeable Shares
     The exchangeable shares were originally issued by Canadian Sub in connection with TWPG’s acquisition of Westwind in January 2008. Prior to July 1, each exchangeable share was exchangeable for one share of TWPG common stock.
     On April 25, 2010, we entered into a definitive merger agreement with TWPG pursuant to which we agreed to acquire 100% of the outstanding shares of TWPG’s common stock. The merger was consummated effective as of July 1, 2010. Prior to the effective time of the merger, the holders of the exchangeable shares approved an amendment to the articles of Canadian Sub to permit the exchangeable shares to remain outstanding (which we refer to as the “Exchangeable Share Amendment”); as a result, the exchangeable shares were not converted into other securities as part of the merger. Under the Exchangeable Share Amendment each exchangeable share remained outstanding and became exchangeable for 0.1364 shares of Stifel common stock. At the effective time of the merger, the one outstanding share of TWPG special voting preferred stock was canceled and automatically converted into one share of Stifel special voting preferred stock. The one share of Stifel special voting preferred stock entitles the holder to that number of votes equal to the number of shares of Stifel common stock issuable upon exchange of the exchangeable shares outstanding from time to time other than exchangeable shares held by Stifel or any person directly or indirectly controlled by or under common control of Stifel.
     In addition, prior to the effective time of the merger, we, TWPG, Canadian Sub and CIBC Mellon Trust Company, as trustee, entered into a Voting and Exchange Trust Supplement Agreement and we, TWPG, Canadian Sub and TWP Holdings Company (Canada), ULC (which we refer to as “CallRightCo”) entered into an Amended and Restated Support Agreement, referred to as the Supplements, amending the Voting and Exchange Trust Agreement and the Support Agreement, respectively, that were originally entered into in January 2008. Pursuant to the terms of the Supplements, Stifel deposited the one share of Stifel special voting preferred stock with the trustee as described above and assumed all of the obligations and acquired all of the rights of TWPG under the Voting and Exchange Trust Agreement and the Support Agreement.
     As a result of the foregoing, if you are a holder of exchangeable shares, you are entitled at any time to require Canadian Sub to redeem, subject to the overriding call right of CallRightCo, which became our subsidiary as a result of the merger, any or all of your exchangeable shares for a price per exchangeable share of 0.1364 shares of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share.
     In order to exercise this right, you must deliver to Canadian Sub at its registered office or at an office of Canadian Sub’s transfer agent, among other things, a written retraction request and the certificates representing the exchangeable shares to be redeemed. You must state in your request the business day on which you desire Canadian Sub to redeem your exchangeable shares, which business day must be 10 to 15 business days after Canadian Sub receives your request. If you fail to specify a business day in your request, the retraction date will be the 15th business day after your request is received by Canadian Sub.
     If you exercise this retraction right to require that Canadian Sub redeem any of your exchangeable shares, CallRightCo will have an overriding retraction call right, which is CallRightCo’s right to purchase all but not less than all of those exchangeable shares for a price per exchangeable share of 0.1364 shares of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share. Upon receipt of your retraction request, Canadian Sub will immediately notify CallRightCo, which must then advise Canadian Sub within two business days as to whether it will exercise its retraction call right. If CallRightCo does not so notify Canadian Sub, Canadian Sub will notify you as soon as possible thereafter that CallRightCo will not exercise its retraction call right. If CallRightCo advises Canadian Sub that CallRightCo will exercise its retraction call right within the two business day period, then the retraction request will be considered only to be an offer by you to sell the shares identified in your retraction request to CallRightCo in accordance with CallRightCo’s retraction call right.
     You may revoke your retraction request, in writing, at any time prior to the close of business one business day before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by CallRightCo or redeemed by Canadian Sub. Unless you revoke your retraction request, the shares identified in the retraction request will be redeemed by Canadian Sub or purchased by CallRightCo, as the case may be, and Canadian Sub or CallRightCo, as the case may be, will send you (i) a certificate representing the aggregate number of shares of our common stock and (ii) on the payment date therefor, a check in an amount equal to the amount of the declared and unpaid dividends, if any, on the retracted or purchased exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom.
     If, as a result of solvency requirements or other provisions of applicable law, Canadian Sub believes it is not permitted to redeem all exchangeable shares identified in a retraction request and CallRightCo has not exercised its retraction call right, Canadian Sub will redeem only those exchangeable shares tendered by you (rounded down to a whole number of shares) as would be permissible. In addition, if you do not revoke your retraction request, the retraction request will constitute notice from you to the trustee to exercise your exchange right under the Voting and Exchange Trust Agreement entered into by TWPG, Canadian Sub and the trustee, as supplemented by the Voting and Exchange Trust Supplement Agreement entered into by us, TWPG, Canadian Sub and the trustee (together, referred to in this document as the “voting and exchange trust agreements”) and the trustee, on your behalf, will require us to purchase any exchangeable shares on the retraction date set forth in the retraction request.
     Redemption of Exchangeable Shares
     On the redemption date for the exchangeable shares, Canadian Sub will, subject to CallRightCo’s redemption call right and applicable law, redeem all of the then outstanding exchangeable shares of the class for a price per exchangeable share of 0.1364 shares of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date) an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share. Canadian Sub will provide the registered holders of its exchangeable shares with at least 60 days prior written notice of the proposed redemption of the exchangeable shares by Canadian Sub or the purchase of the exchangeable shares by CallRightCo under the redemption call right described below.
     CallRightCo has an overriding right to purchase on the redemption date all of the outstanding exchangeable shares (other than those held by us and our affiliates) for a price per exchangeable share of 0.1364 shares of our common stock and an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share held by a holder on any dividend record date that occurred prior to the date of purchase of the share by CallRightCo.
     To exercise this redemption call right, CallRightCo must notify the transfer agent and Canadian Sub of CallRightCo’s intention to exercise this right at least 60 days before the redemption date. The transfer agent will notify the holders of the exchangeable shares as to whether or not CallRightCo has exercised its redemption call right after the expiry of the period during which CallRightCo can exercise its redemption call right. If CallRightCo exercises its redemption call right, it will purchase on the redemption date all of the exchangeable shares then outstanding (other than those held by Stifel and its affiliates).
     The “redemption date” means the date upon which a change of control of Stifel occurs, unless the board of directors of Canadian Sub determines, in good faith and in its sole discretion, that it is reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such change of control and that the redemption of all but not less than all of the outstanding exchangeable shares is not necessary or advisable to enable the completion of such change of control or to ensure the exchangeable shares’ economic equivalency in connection with the change of control. If at any time there are outstanding fewer than 10% of the number of exchangeable shares issued pursuant to TWPG’s acquisition of Westwind (subject to adjustment for subdivisions or consolidations or stock dividends and the like), then the board of directors of Canadian Sub may accelerate the redemption date upon at least 90 days’ prior written notice to the registered holders of exchangeable shares and the trustee under the voting and exchange trust agreements.
     On or after the redemption date, upon your delivery of the certificates representing the exchangeable shares and the other documents as may be required to an office of the transfer agent or the registered office of Stifel, Canadian Sub or CallRightCo will deliver, for each exchangeable share, 0.1364 shares of our common stock and, provided that you held the exchangeable shares on the applicable dividend record date, a check in an amount equal to the amount of declared and unpaid dividends, if any, on the redeemed exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub.
     On and after the redemption date, you shall cease to be a holder of exchangeable shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive your proportionate part of the total redemption price, unless payment of the total redemption price shall not be made upon delivery of the certificates representing your exchangeable shares, in which case your rights shall remain unaffected until the total redemption price has been paid as described in the preceding paragraph.
     Upon payment or deposit of the total redemption price, you shall thereafter be considered and deemed for all purposes to be a holder of the shares of our common stock delivered to you or your custodian on your behalf.
     Purchase for Cancellation
     Subject to applicable law, Canadian Sub may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares on such terms and conditions as may mutually be agreed by a holder of exchangeable shares and Canadian Sub.

     Liquidation Rights with Respect to Canadian Sub
     In the event of the liquidation, dissolution or winding up of Canadian Sub or other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs, you will have, subject to applicable law and CallRightCo’s overriding liquidation call right, preferential rights to receive from Canadian Sub for each exchangeable share you hold a share of our common stock, plus, provided that you hold the exchangeable share on the applicable dividend record date, the amount of all declared and unpaid dividends, if any, on that exchangeable share. Upon the occurrence of a liquidation, dissolution or winding up, CallRightCo will have an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by Stifel and its affiliates) from you on the liquidation date for the same consideration per share.
     Upon the occurrence and during the continuance of an “insolvency event” (as defined in the following paragraph), you will be entitled to instruct the trustee under the voting and exchange trust agreements to exercise the exchange right with respect to any or all of the exchangeable shares you hold and require Stifel to purchase these shares. As soon as practicable following the occurrence of an insolvency event or any event which may, with the passage of time and/or the giving of notice, become an insolvency event, Canadian Sub and Stifel must, under the voting and exchange trust agreements, give written notice to the trustee. As soon as practicable after receiving notice, the trustee will notify you of the insolvency event and will advise you of your rights with respect to the exchange right. The purchase price payable by Stifel for each exchangeable share purchased under the exchange right will be equal to 0.1364 shares of our common stock plus, provided you hold the exchangeable share on the applicable dividend record date, an amount in cash equal to any declared and unpaid dividends on that exchangeable share, less any amount withheld on account of tax.
     An “insolvency event” means:
•	the institution by Canadian Sub of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Canadian Sub to the institution of bankruptcy, insolvency or winding up proceedings against it;

•	the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Canadian Sub’s failure to contest in good faith the proceedings commenced in respect of Canadian Sub within 30 days of becoming aware of the proceedings, or the consent by Canadian Sub to the filing of the petition or to the appointment of a receiver;

•	the making by Canadian Sub of a general assignment for the benefit of creditors, or the admission in writing by Canadian Sub of its inability to pay its debts generally as they come due; or

•	Canadian Sub not being permitted, under solvency requirements or other provisions of applicable law, to redeem any retracted exchangeable shares under the exchangeable share provisions.
     In addition, if, as a result of solvency requirements or other provisions of applicable law, Canadian Sub is not permitted to redeem all exchangeable shares identified in a retraction request, and CallRightCo has not exercised its retraction call right, then the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement and the trustee, on your behalf, will require Stifel to purchase any exchangeable shares on the retraction date set forth in the retraction request.
     Liquidation Rights with Respect to Stifel
     In order for the holders of exchangeable shares to participate on a pro rata basis with the holders of shares of our common stock, on the fifth business day prior to the effective date of a Stifel liquidation event (a specified event relating to the voluntary or involuntary liquidation, dissolution, winding up or other distribution of the assets of Stifel among its shareholders for the purpose of winding up its affairs), each exchangeable share (other than those held by Stifel and its affiliates) will automatically be exchanged for a share of our common stock plus, provided that you hold the exchangeable share on the applicable dividend record date, an amount in cash equal to any declared and unpaid dividends on that exchangeable share, less any amount withheld on account of tax. Upon your request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by those instruments of transfer that Stifel may reasonably require, Stifel will deliver to you certificates representing an equivalent number of shares of our common stock, plus on the payment date therefor, a check for the amount of any declared and unpaid dividends, if any, on the exchangeable shares exchanged by you under the automatic exchange right, less any amount withheld on account of tax.
     We will pay all expenses incurred in connection with the distribution described in this prospectus. We estimate that the total expense of this distribution will be approximately $40,000.
INCOME TAX CONSIDERATIONS
     Certain Canadian Federal Income Tax Considerations
     The following is a summary of certain Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Canadian Tax Act”), generally applicable to a holder of exchangeable shares who, for purposes of the Canadian Tax Act, and at all relevant times, is or is deemed to be resident in Canada, holds or will hold exchangeable shares and shares of Stifel common stock, as the case may be, as capital property, deals at arm’s length with Stifel, CallRightCo and Canadian Sub, and is not affiliated with Stifel, CallRightCo or Canadian Sub (a “Canadian Holder”). Exchangeable shares and shares of Stifel common stock will generally be considered to be capital property to a shareholder unless the shares are held in the course of carrying on a business of trading or dealing in securities or were acquired in a transaction considered to be an adventure in the nature of trade. Certain holders of exchangeable shares who are residents of Canada for the purposes of the Canadian Tax Act, and whose exchangeable shares might not otherwise qualify as capital property, may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have their exchangeable shares and every “Canadian security” (as defined in the Canadian Tax Act) owned by such shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Shareholders who do not hold their exchangeable shares or shares of Stifel common stock, as the case may be, as capital property, should consult their own tax advisors regarding their particular circumstances.
     This summary is based on the Canadian Tax Act and the regulations thereunder and the current published administrative practices and assessing policies of the Canada Revenue Agency (“CRA”), all in effect as of the date hereof. This summary takes into account all proposed amendments to the Canadian Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law or any changes in CRA administrative practices and assessing policies, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ from the material Canadian federal income tax consequences described herein.
     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular shareholder. This summary does not take into account any particular circumstances of any particular shareholder and does not address consequences that may be particular to any particular shareholder. Therefore, shareholders should consult their own tax advisor regarding their particular circumstances.
     In particular, this summary does not apply to a shareholder: (i) that is a “specified financial institution” as defined in the Canadian Tax Act, (ii) a “financial institution” for the purposes of the mark-to-market property rules contained in the Canadian Tax Act; (iii) an interest in which constitutes a “tax shelter investment” within the meaning of the Canadian Tax Act; or (iv) that has elected to report its “Canadian tax results”, as defined in the Canadian Tax Act, in a currency other than Canadian currency. All such shareholders should consult their own tax advisors.
     For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars based on the noon rate of exchange as quoted by the Bank of Canada at the time such transactions arise or such other rate of exchange acceptable to CRA at the time such transactions arise.
     Dividends on Exchangeable Shares
     Individuals. In the case of a Canadian Holder who is an individual (including most trusts), dividends received or deemed to be received on exchangeable shares will be required to be included in computing the individual’s income for the taxation year in which such dividends are received and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit provisions where the Corporation designates the dividend as an “eligible dividend”.
     Corporations. In the case of a Canadian Holder that is a corporation, dividends received or deemed to be received on exchangeable shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and, subject to the special rules and limitations described below, such dividends will normally be deductible in computing the corporation’s taxable income.
     In the case of a Canadian Holder of exchangeable shares that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), such Canadian Holder will generally be liable to pay a refundable tax under Part IV of the Canadian Tax Act of 33 1/3% on dividends received (or deemed to be received) on such exchangeable shares, to the extent such dividends are deductible in computing such shareholder’s taxable income. A “Canadian-controlled private corporation” may be liable to pay an additional refundable tax of 6 2/3% on dividends received or deemed to be received on such exchangeable shares if such dividends are not deductible in computing taxable income.
     The exchangeable shares are “taxable preferred shares” and “short-term preferred shares” for the purpose of the Canadian Tax Act. Accordingly, a Canadian Holder of exchangeable shares who receives or is deemed to receive dividends on such shares should not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.
     Dividends on Stifel Common Stock
     Individuals. In the case of a Canadian Holder of shares of Stifel common stock who is an individual, dividends received or deemed to be received by such Canadian Holder on such stock will be required to be included in computing the Canadian Holder’s income for the taxation year in which such dividends are received and will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act.
     Corporations. In the case of a Canadian Holder of shares of Stifel common stock that is a corporation, dividends received or deemed to be received by the Canadian Holder on such stock will be required to be included in computing the Canadian Holder’s income for the taxation year in which such dividends are received and generally will not be deductible in computing the Canadian Holder’s taxable income. A Canadian Holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends.
     Any United States non-resident withholding tax paid on such dividends generally will be eligible to be credited against the Canadian Holder’s income tax or deducted from income, subject to certain limitations under the Canadian Tax Act.

     Redemption or Exchange of Exchangeable Shares
     A Canadian Holder will be considered to have disposed of exchangeable shares (i) on a redemption (including pursuant to a retraction request) of such exchangeable shares by Canadian Sub and (ii) on an acquisition of such exchangeable shares by CallRightCo or Stifel. However, the Canadian federal income tax consequences of the disposition to the Canadian Holder will differ depending on whether the event giving rise to the disposition is a redemption or an acquisition.
     A shareholder who exercises the right to require redemption of an exchangeable share by giving a retraction request cannot control whether such exchangeable share will be acquired by CallRightCo under the retraction call right or redeemed by Canadian Sub; however, the shareholder will be notified as soon as possible if CallRightCo will not exercise the retraction call right. A shareholder may revoke a retraction request, in writing, at any time prior to the close of business one business day before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by CallRightCo or redeemed by Canadian Sub.
     Redemption by Canadian Sub. On a redemption (including a retraction) of exchangeable shares by Canadian Sub, a Canadian Holder will generally be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Tax Act) of the exchangeable shares so redeemed. On the redemption, the Canadian Holder will be considered to have received proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A Canadian Holder will also realize a capital gain (or a capital loss) equal to the amount, if any, by which the Canadian Holder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such exchangeable shares to such Canadian Holder immediately before the disposition. For this purpose, the “redemption proceeds” for each exchangeable share will be equal to the sum of (i) the fair market value at the time of the redemption of 0.1364 shares of Stifel common stock, and (ii) the amount of all declared but unpaid dividends, if any, on the exchangeable share. The deemed dividend will generally be subject to the tax treatment described above under “Dividends on Exchangeable Shares.”
     In the case of a Canadian Holder that is a corporation, it is possible that in some circumstances all or part of the deemed dividend may be treated as proceeds of disposition and not as a dividend.
     Purchase by CallRightCo. On the sale of an exchangeable share to CallRightCo pursuant to CallRightCo’s redemption call right, a Canadian Holder will generally be considered to realize a capital gain (or a capital loss) equal to the amount, if any, by which the Canadian Holder’s proceeds of disposition for the exchangeable share, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such exchangeable share to such Canadian Holder immediately before the disposition. For this purpose, a Canadian Holder’s proceeds of disposition in respect of a sale of an exchangeable share to CallRightCo will be equal to the sum of (i) the fair market value at the time of the exchange of 0.1364 shares of Stifel common stock, and (ii) the amount of all declared but unpaid dividends on the exchangeable share. The acquisition of an exchangeable share by CallRightCo will not result in a deemed dividend. For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains and Capital Losses” below.
     Acquisition and Disposition of Stifel Common Stock
     The cost of the shares of Stifel common stock received on a retraction, redemption or exchange of exchangeable shares to a particular Canadian Holder will be equal to the fair market value of the common stock at the time of that event, and generally will be averaged with the adjusted cost base immediately before that time of any other shares of Stifel common stock held by such Canadian Holder at that time as capital property for the purpose of determining the adjusted cost base of the Stifel common stock under the Canadian Tax Act.
     A Canadian Holder of shares of Stifel common stock who disposes or is deemed to dispose of such shares will generally realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition of such common stock, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Canadian Holder of such common stock immediately before the disposition. The taxation of capital gains and capital losses is described below.

     Taxation of Capital Gains and Capital Losses
     Generally, a Canadian Holder will be required to include in computing its income for a taxation year half of the amount of any capital gain (the “taxable capital gain”) realized in such year. A Canadian Holder must deduct half of the amount of any capital loss (the “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Holder in such year, subject to and in accordance with rules contained in the Canadian Tax Act. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Canadian Tax Act.
     Capital gains realized by a Canadian Holder who is an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.
     A Canadian Holder that is a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.
     If a Canadian Holder of exchangeable shares or of shares of Stifel common stock is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such shares may be reduced by the amount of dividends received or deemed to have been received on such shares to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Canadian Holders to whom these rules may be relevant should consult their own tax advisors.
     Foreign Property Information Reporting
     In general, a “specified Canadian entity,” as defined in the Canadian Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property,” as defined in the Canadian Tax Act, at any time in the year or fiscal period exceeds CAD$100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a Canadian Holder will be a specified Canadian entity. Exchangeable shares (and certain ancillary rights attached thereto) and Stifel common stock will constitute specified foreign property to a Canadian Holder for these purposes.
     Accordingly, holders of exchangeable shares and Stifel common stock should consult their own advisors regarding compliance with these rules.
     Offshore Investment Fund Property Rules
     The Canadian Tax Act contains rules which, in certain circumstances, may require a Canadian Holder to include an amount in income in each taxation year in respect of the acquisition and holding of Stifel common stock if the value of such common stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (vii) rights or options to acquire or dispose of any of the foregoing, or (viii) any combination of the foregoing (“Investment Assets”).
     In order for these rules to apply to a Canadian Holder in respect of Stifel common stock, it must be reasonable to conclude that one of the main reasons for the Canadian Holder acquiring or holding such common stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Canadian Tax Act if the income, profits and gains had been earned directly by the Canadian Holder. In making this determination, the Canadian Tax Act provides that regard must be had to all of the circumstances, including: (i) the nature, organization and operation of Stifel and the form of, and the terms and conditions governing the Canadian Holder’s interest in or connection with Stifel, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of Stifel are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Canadian Holder, and (iii) the extent to which any income, profits and gains of Stifel for any fiscal period are distributed in that or the immediately following fiscal period.
     Where these rules apply, a Canadian Holder will generally be required to include in income for each taxation year in which the Canadian Holder owns Stifel common stock the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis, where the amount in respect of each month is calculated as the product obtained when the Canadian Holder’s “designated cost” (within the meaning of the Canadian Tax Act) in the common stock at the end of the month is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month, exceeds (ii) any dividends or other amounts included in computing the Canadian Holder’s income for the year (other than a capital gain) in respect of the common stock determined without reference to these rules.
     For these purposes, the designated cost to a Canadian Holder of Stifel common stock at any particular time in a taxation year will generally include, among other things, the cost to the Canadian Holder of the Stifel common stock and the total of all amounts required to be included in computing the Canadian Holder’s income for a preceding taxation year as imputed income in respect of such common stock under these rules. In addition, and subject to the comments below, the prescribed rate for purposes of these computations is the amount determined under the Regulations on a quarterly basis as the average equivalent yield of Government of Canada 90-day treasury bills (rounded to the next highest whole percentage) sold during the first month of the immediately preceding quarter (the “Base Rate”).
     In the most recent Canadian federal budget, which was tabled on March 4, 2010, the Minister of Finance announced that certain prior Tax Proposals relating to the taxation of Canadian residents investing in certain non-resident entities (the “FIE Proposals”) will not be implemented. The Minister of Finance also announced a revised proposal to amend the existing rules (which are described above) to increase the Base Rate by two percentage points to the Base Rate plus two percentage points. In addition, the Minister of Finance indicated that revised legislation implementing the new proposal will be released for public consultation.
     Any amount required to be included in computing a Canadian Holder’s income under these provisions will be added to the adjusted cost base to the Canadian Holder of its Stifel common stock. A Canadian Holder who realizes a capital loss on the disposition of Stifel common stock will not, however, be entitled to claim any deduction in computing the Canadian Holder’s income in respect of any portion of such capital loss, even in circumstances where the Canadian Holder was required to include an amount in computing its income under these rules in connection with holding the Stifel common stock.
     The rules described above will only apply if one of the main reasons for a Canadian Holder acquiring or holding Stifel common stock was to derive, either directly or indirectly, a benefit from Investment Assets in such a manner that any taxes on income, profits, and gain from such assets are significantly less than the tax that would have been applicable under Part I of the Canadian Tax Act had the Investment Assets been held directly by the Canadian Holder.
     These rules are complex and their application depends, to a large extent, on the reasons for a Canadian Holder acquiring or holding Shares. Canadian Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.
     Certain U.S. Federal Income Tax Considerations for Holders of Exchangeable Shares
     The following is a general discussion of certain United States federal income and estate tax consequences of holding or disposing of the exchangeable shares to a non-U.S. holder (as defined below). This discussion is limited to non-U.S. holders who hold the exchangeable shares as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for United States federal tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia; (iii) a domestic partnership, (iv) an estate the income of which is subject to United States federal income taxation regardless of its source; or (v) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all of the trust’s substantial decisions or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. U.S. holders are urged to consult their own tax advisors regarding the United States federal, state, local, and non-U.S. income and other tax considerations with respect to holding and disposing of the exchangeable shares. For purposes of this discussion, you are a U.S. Holder if you are not a non-U.S. Holder.

     Furthermore, this discussion does not address: (i) all aspects of United States federal income and estate taxation that may be applicable to holders of the exchangeable shares in light of their particular circumstances; (ii) United States federal gift tax consequences, or United States state or local or non-U.S. tax consequences; (iii) the tax consequences for the shareholders, partners, or beneficiaries of a non-U.S. holder; (iv) special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, and traders in securities; or (v) special tax rules that may apply to a non-U.S. holder that hold the exchangeable shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.
     If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners should consult their tax advisors about the United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock.
     The following discussion is based on provisions of the Code, applicable United States Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this Registration Statement, and all of which are subject to change, possibly on a retroactive basis. Changes in the law may modify this discussion, and in some cases the changes may be retroactive. The conclusions herein neither bind the Internal Revenue Service (“IRS”), nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Stifel nor Canadian Sub has requested, or intends to request, a ruling from the IRS with respect to the tax consequences of holding or disposing of the exchangeable shares.
     U.S. Federal Income Tax Characterization of Exchangeable Shares
     There is no statutory, judicial or administrative authority that directly addresses the proper characterization and treatment of instruments with characteristics similar to the exchangeable shares and the ancillary rights for U.S. federal income tax purposes. While the exchangeable shares are nominally shares of Canadian Sub, they bear the beneficial attributes of Stifel common stock. Specifically, the exchangeable shares are exchangeable into shares of Stifel common stock, have dividend rights based on the dividends paid with respect to Stifel common stock, and have the benefit of voting rights similar to the voting rights attributable to the shares of Stifel common stock. Consequently, one may reasonably take the position that, for U.S. federal income tax purposes, the exchangeable shares should be treated as shares of Stifel rather than as shares of Canadian Sub. In the absence of specifically applicable authority, Stifel and Canadian Sub intend to take the position that the exchangeable shares constitute common stock of Stifel, and not stock of Canadian Sub, for U.S. federal income tax purposes. However, this position is subject to significant uncertainty, and as noted above, such characterization is not binding on the IRS. As such, the IRS or the courts may assert that, for U.S. federal income tax purposes, the exchangeable shares should be treated as shares of Canadian Sub, rather than Stifel.
     U.S. Federal Income Tax Characterization Dividends Received by Non-U.S. Holders on Exchangeable Shares
     Since Stifel and Canadian Sub intend to treat the exchangeable shares as common stock of Stifel, Canadian Sub intends to withhold any amounts in respect of U.S. withholding tax from dividends paid with respect to the exchangeable shares in the same manner as dividends paid on common stock of Stifel. See “Dividends Received by Non-U.S. Holders on Stifel Common Stock” below. However, as discussed above, no statutory, judicial or administrative authority exists that directly addresses the proper characterization and treatment of instruments with characteristics similar to the exchangeable shares and the ancillary rights, including dividends, for U.S. federal income tax purposes.
     Dividends Received by Non-U.S. Holders of Canadian Sub
     In the event that Canadian Sub makes distributions on its common stock, those distributions will constitute dividends for United States federal income tax purposes to the extent paid from Canadian Sub’s current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed Canadian Sub’s current and accumulated earnings and profits, they will constitute a return of capital and first reduce the Non-U.S. holder’s basis in Canadian Sub’s common stock (but not below zero) and then will be treated as gain from the sale of Canadian Sub’s common stock.

     We will withhold United States federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.
     In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed United States Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that satisfies the requirements for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the United States Internal Revenue Service.
     Under the Canada-U.S. Income Tax Convention, dividends from U.S. sources distributed to persons that are residents of Canada for purposes of the Canada-U.S. Income Tax Convention and that are eligible for treaty benefits are currently subject to a maximum withholding rate of 15%.
     Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States) are taxed on a net income basis in the same manner, and at the same rates, as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold United States federal income tax if the non-U.S. holder provides a properly executed United States Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on a foreign corporation that has earnings and profits (attributable to dividends or otherwise) that are effectively connected with the conduct of a trade or business in the United States.
     Gain or Loss on Disposition of the Exchangeable Shares
     A non-U.S. holder generally will not be subject to United States federal income tax or any withholding thereof with respect to gain realized on a sale or other disposition of our common stock (or the exchangeable shares) unless one of the following applies:
     • the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition in the same manner, and at the same rates, as if the non-U.S. holder were a resident of the United States and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;
     • the non-U.S. holder is an individual who holds our common stock as a capital asset, has a “tax home” in the U.S. (within the meaning of Section 865(g)(1)(A)(i)(II) of the Code) and is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may generally be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax (even though the non-U.S. holder is not considered a resident alien under the Code); or
     • our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for United States federal income tax purposes at any time during the shorter of the 5-year period ending on the date or disposition of our common stock or the period the non-U.S. holder held our common stock. Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, however, our common stock will be treated as United States real property interests only if the non-U.S. holder owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date of disposition of our common stock or the period the non-U.S. holder held our common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock is not “regularly traded on an established securities market,” then a non-U.S. holder would generally be subject to United States federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates.
     United States Federal Estate Tax
     Stifel common stock (and the exchangeable shares, if treated as Stifel common stock) that is owned or treated as owned by an individual who is a not a United States citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, and, therefore, United States federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.
     Information Reporting and Backup Withholding
     We must report annually to the Internal Revenue Service, or the IRS, and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident.
     Under some circumstances, United States Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable United States Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%), unless the 30% rate (or such lower rate as may be specified by an applicable income tax treaty) of withholding described above applies.
     The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the United States office of any broker, United States or non-U.S., or through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

     Certain U.S. Federal Income Tax Considerations for Holders of Stock Options and Restricted Stock
     The following is a general discussion of certain United States federal income tax consequences that generally will arise with respect to the exercise of the options and vesting of the restricted stock, and with respect to the sale of common stock acquired as a result of that exercise or vesting. This discussion is limited to U.S. holders of the options or restricted stock. If you are subject to the tax laws of any country other than the United States, you should consult your own tax and legal advisors to determine the tax and legal consequences related to the options and restricted stock. The following discussion is based on provisions of the Code, applicable United States Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this Registration Statement, and all of which are subject to change, possibly on a retroactive basis. Changes in the law may modify this discussion, and in some cases the changes may be retroactive.
     Option Holders
     Incentive Stock Options. Option holders that hold options that qualify as “incentive stock options” within the meaning of Section 422 of the Code are subject to the following federal income tax consequences. You should consult with your own tax and legal advisors to determine whether the options you hold qualify as “incentive stock options.” When you exercise any incentive stock options, provided you have not ceased to be an employee for more than three months before the date of exercise, you will not be required to recognize income, and we will not be allowed to take a deduction. For purposes of the alternative minimum tax, however, the amount by which the aggregate fair market value of common stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be considered to be a tax preference item which must be included in your alternative minimum taxable income for the year in which the incentive stock option is exercised. The Code imposes an alternative minimum tax on a taxpayer whose tentative minimum tax, as defined in Section 55(b)(1) of the Code, exceeds the taxpayer’s regular tax.
     Additional tax consequences will depend upon how long you hold the shares of common stock received after exercising the incentive stock options. If you hold the shares for more than two years from the date of grant and one year from the date of exercise of the option, upon disposition of the shares, you will not recognize any ordinary income, and we will not be allowed to take a deduction. However, the difference between the amount you realize upon disposition of the shares and the basis (i.e., the amount you paid upon exercise of the incentive stock option) in those shares will be taxed as a long-term capital gain or loss.
     If you dispose of shares acquired upon exercise of an incentive stock option which you have held for two years or less from the date of grant or one year from the date of exercise (“Disqualifying Disposition”), you generally will recognize ordinary income in the year of the disposition. To calculate the amount of ordinary income that must be recognized upon a Disqualifying Disposition, make the following determinations and calculations:
     • determine which is smaller: the amount realized on disposition of the shares or the fair market value of the shares on the date of exercise;
     • next, subtract the basis in those shares from the smaller amount. This is the amount of ordinary income that you must recognize.
     To the extent that you recognize ordinary income, we are allowed to take a deduction. In addition, you must recognize as short-term or long-term capital gain, depending on whether the holding period for the shares exceeds one year, any amount that you realize upon disposition of those shares which exceeds the fair market value of those shares on the date you exercised the option. You will recognize a short-term or long-term capital loss, depending on whether the holding period for the shares exceeds one year, to the extent the basis in the shares exceeds the amount you realize upon disposition of those shares. You should notify us upon your subsequent disposition of the shares so we can ensure proper tax reporting.
     As noted above, the excess of the fair market value of the shares at the time you exercise your incentive stock option over the exercise price for the shares is a tax adjustment item for the purposes of the alternative minimum tax.
     Non-Qualified Stock Options. If you receive a non-qualified stock option, you will not recognize income at the time of the grant of the stock option; however, you will recognize ordinary income upon the exercise of the non-qualified stock option. The amount of ordinary income you recognize equals the difference between (a) the fair market value of the stock on the date of exercise and (b) the amount paid for the stock. We will be entitled to a deduction in the same amount. The ordinary income you recognize will be subject to applicable tax withholding by us. When you sell these shares, any difference between the sales price and the basis (i.e., the amount paid for the stock plus the ordinary income recognized by you) will be treated as a capital gain or loss.

     Restricted Stock Holders
     Unless you made a timely Section 83(b) election when you received the restricted stock, you will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture on the shares of common stock or the transfer restrictions (collectively, the “Restrictions”) lapse. The Restrictions that apply to your restricted stock are described in the terms of the plan under which the awards were issued. The amount recognized will be equal to the excess of the fair market value of the shares at the time the Restrictions lapse and the original purchase price paid for the shares, if any. The ordinary income recognized by you with respect to restricted stock awarded under the plan will be subject to applicable tax withholding by us. If you did not make a timely Section 83(b) election upon receiving the restricted stock, any dividends received with respect to common stock subject to the Restrictions will be treated as additional compensation income and not as dividend income.
     You may have elected, pursuant to Section 83(b) of the Code, to recognize as ordinary income the fair market value of the restricted stock upon grant (less the amount of any purchase price paid for the restricted stock, if any), notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when you dispose of the shares. If the section 83(b) election was made, your capital gains holding period began just after the date of grant.
     This Section 83(b) election is generally irrevocable. If a Section 83(b) election is made and you then forfeit the restricted stock, you may not deduct as a loss the amount previously included in gross income.
     Your tax basis in shares of restricted stock will be equal to the sum of the amount (if any) you paid for the common stock and the amount of ordinary income recognized by you as a result of making a Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election was made, your holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin just after the date the Restrictions on the shares lapse.
     In general, we will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by you with respect to shares of restricted stock.
     If, subsequent to the lapse of the Restrictions on the shares, you sell the shares, the difference, if any, between the amount realized from the sale and the tax basis of the shares to you will be taxed as a capital gain or capital loss.
     Income Tax Rates on Capital Gain and Ordinary Income
     Under current tax law, short-term capital gain and ordinary income will be taxable at a maximum federal rate of 35%. However, after December 31, 2010, the maximum federal rate on short-term capital gain and ordinary income will increase to 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income generally will also be subject to the Medicare tax and, under certain circumstances, a social security tax. On the other hand, long-term capital gain will be taxable at a maximum federal rate of 15%. However, after December 31, 2010, the maximum federal rate on long term capital gains will be 20%. The tax rates are subject to change at any time.
     Withholding
     We have the right to deduct or withhold, or require you to remit to us, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of you being a holder of the options or the restricted stock.
     The foregoing sections—“Certain U.S. Federal Income Tax Considerations for Holders of Exchangeable Shares” and “Certain U.S. Federal Income Tax Considerations for Holders of Stock Options and Restricted Stock”—are not intended to be a complete analysis or description of all potential United States federal income tax consequences related to the exchangeable shares, options, and restricted stock. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax consequences (other than the estate tax consequences discussed herein) or any foreign, state or local tax consequences of holding or disposing of the exchangeable shares. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences related to the exchangeable shares, options, and restricted stock in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:
•	our Annual Report on Form 10-K for the year ended December 31, 2009, including the information incorporated by reference from our definitive proxy statement relating to our annual meeting of stockholders, filed with the SEC on February 26, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on April 30, 2010;

•	our Current Reports on Form 8-K filed with the SEC on April 13, 2010, April 26, 2010 and July 1, 2010 (except, in any case, the portions furnished and not filed pursuant to Item 7.01 or otherwise); and

•	Description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on April 29, 1987.
     You may also request copies of our filings, free of charge, by telephone at (314) 342-2000 or by mail at: Stifel Financial Corp., 501 North Broadway, St. Louis, Missouri 63102, Attention: Investor Relations.
VALIDITY OF SECURITIES
     The validity of the shares of common stock offered hereby will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri.
EXPERTS
     Our consolidated financial statements as of and for the years ended December 31, 2009 and 2008 appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 including the effectiveness of our internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.
     Our 2007 consolidated financial statements (before the retrospective adjustments to the financial statement disclosures for a change in the composition of reportable segments as discussed in Note 24 to the consolidated financial statements) incorporated herein by reference have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference in the Registration Statement (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustments to the financial statement disclosures for a change in the composition of reportable segments as discussed in Note 24 to the consolidated financial statements).
     Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The expenses relating to the registration of the shares of common stock will be borne by the registrant. Such expenses are estimated to be as follows:

SEC registration fee	$(1)
Legal fees and expenses	15,000
Accounting fees and expenses	25,000

Total	$40,000
Each of the amounts set forth above, other than the SEC registration fee, is an estimate.

(1)	All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registrant’s Registration Statement on Form S-4 (Reg No. 333-166355).

Item 15. Indemnification of Directors and Officers.
     We are incorporated under the laws of the State of Delaware. The following is a summary of Section 145 of the General Corporation Law of the State of Delaware (“Delaware Law”).
     Subject to restrictions contained in Delaware Law, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A present or former director or officer who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the stockholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation, and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.
     Our Restated Certificate of Incorporation, as amended, provides generally that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     Section 6.4 of our Amended and Restated By-Laws provides for indemnification by Stifel of each person who is or was a director, officer or employee (or is or was serving as a director, officer or employee of any other enterprise at our request) to the fullest extent authorized by law. Certain of the directors also have indemnification agreements with the Registrant which provide for indemnification to the fullest extent permitted by the Delaware Law or by any amendment thereof or any other statutory provisions authorizing or permitting indemnification.
     In addition, Delaware Law and our Amended and Restated By-Laws authorize us to purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We have purchased insurance coverage for our directors and officers as well as insurance coverage to reimburse us for potential costs of corporate indemnification of our directors and officers.

Item 16. Exhibits.
     The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
Item 17. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri on July 2, 2010.

STIFEL FINANCIAL CORP. (Registrant)
By:	/s/ James M. Zemlyak
James M. Zemlyak
Senior Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ronald J. Kruszewski* Ronald J. Kruszewski	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer), and Director	July 2, 2010

/s/ James M. Zemlyak James M. Zemlyak	Senior Vice President , Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer), and Director	July 2, 2010

/s/ Bruce A. Beda*	Director	July 2, 2010
Bruce A. Beda

/s/ Charles A. Dill* Charles A. Dill	Director	July 2, 2010

/s/ John P. Dubinsky*	Director	July 2, 2010
John P. Dubinsky

/s/ Richard F. Ford*	Director	July 2, 2010
Richard F. Ford

/s/ Frederick O. Hanser*	Director	July 2, 2010
Frederick O. Hanser

/s/ Richard J. Himelfarb*	Director	July 2, 2010
Richard J. Himelfarb

Signature	Title	Date

/s/ Robert E. Lefton*	Director	July 2, 2010
Robert E. Lefton

/s/ Scott B. McCuaig*	Director	July 2, 2010
Scott B. McCuaig

/s/ Thomas P. Mulroy*	Director	July 2, 2010
Thomas P. Mulroy

/s/ Victor J. Nesi*	Director	July 2, 2010
Victor J. Nesi

/s/ James M. Oates*	Director	July 2, 2010
James M. Oates

/s/ Ben A. Plotkin*	Director	July 2, 2010
Ben A. Plotkin

/s/ Kelvin R. Westbrook*	Director	July 2, 2010
Kelvin R. Westbrook

*By:	/s/ James M. Zemlyak
James M. Zemlyak
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
2.1	Form of Plan of Arrangement (including Exchangeable Share Provisions).

4.1	Restated Certificate of Incorporation, as amended, filed with the Secretary of State of Delaware on June 3, 2009, incorporated herein by reference to Exhibit 4.1 to Stifel Financial Corp.’s Registration Statement on Form S-8 (Registration File No. 333-160523) filed on July 10, 2009.

4.2	Amended and Restated By-Laws of Stifel Financial Corp., incorporated herein by reference to Exhibit 3.(b)(1) to the Company’s Annual Report on Form 10-K for the fiscal year ended July 30, 1993.

4.3	Certificate of Designations, Preferences and Rights of the Special Voting Preferred Stock, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 1, 2010.

4.4	Specimen Stock Certificate, incorporated herein by reference to Exhibit 7 to the Company’s Registration Statement on Form 8-A filed April 29, 1987.

5.1*	Opinion of Bryan Cave LLP.

23.1*	Consent of Bryan Cave LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Deloitte & Touche LLP.

24.1**	Power of Attorney

99.1*	Amended and Restated Support Agreement, dated as of July 1, 2010, by and among Stifel Financial Corp., Thomas Weisel Partners Group, Inc., TWP Holdings Company (Canada), ULC and TWP Acquisition Company (Canada), Inc.

99.2	Voting and Exchange Trust Agreement, dated as of January 2, 2008, by and among Thomas Weisel Partners Group, Inc., TWP Acquisition Company (Canada), Inc. and CIBC Mellon Trust Company.

99.3*	Voting and Exchange Trust Supplement Agreement, dated as of July 1, 2010, by and among Thomas Weisel Partners Group, Inc., TWP Acquisition Company (Canada), Inc., Stifel Financial Corp. and CIBC Mellon Trust Company.

*	Filed herewith.

**	Previously included on the signature page to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-166355), filed on April 28, 2010.